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                           CSB FINANCIAL GROUP, INC.
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               (Name of Registrant as Specified In Its Charter)

                               BARRETT ROCHMAN
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                               BARRETT R. ROCHMAN
                              1345 East Park Street
                           Carbondale, Illinois 62901



November 12, 1999


Re:      CSB Financial Group, Inc.

Dear Fellow Stockholders:

         Now that almost a year has passed since CSB's last annual meeting of stockholders, I wanted to write to you and give you my thoughts on certain financial performance of our company for 1997, 1998 and 1999. As you may be aware, I own approximately 3.1% of the outstanding shares of CSB.

         I believe that CSB's recent performance has been very disappointing based on financial information CSB has filed with the Securities and Exchange Commission. For its fiscal year ended September 30, 1998, CSB had a return on average stockholders equity of 3.24%. Look back to its fiscal year ended September 30, 1997, and CSB had a 2.05% return on average stockholders equity. Based on the FDIC's quarterly banking profile, the average return on equity for thrifts nationwide was 11.35% in 1998 and 10.84% in 1997. For thrifts located in Illinois with less than $100 million in assets, the return on average stockholders equity was 4.66% for the period ended June 30, 1998 and 6.53% for the period ended June 30, 1997. So, you can easily see that CSB's return on average stockholders equity for the past two years has been less than one-third of the national averages and much less than the Illinois averages reported by the FDIC.

         And, CSB's return on equity is not improving in 1999. For the period ended June 30, 1999, CSB posted a return on average stockholders equity of 2.2%.

         Well, folks . . . let's cut to the chase: 1998 return on equity was poor and so was 1997's. Simply speaking, based upon the above returns, I could have made almost twice as much if I would have sold my CSB stock and put my money into 90-day U.S. government treasuries. In addition, CSB did not pay a dividend in 1997 or 1998.

         This now leads me to the next problem. We are being sued by one of our stockholders, who also is trying to make the suit a class action. According to the complaint, our company received a proposal at $14.75 a share from a potential buyer and our Board of Directors did not bother to tell the stockholders about this proposal. At the time of the proposal, CSB stock was trading at around $9.00 a share.

         Was the Board's response to carefully consider the proposal and hire an investment banker to prudently analyze CSB's situation to see if this proposal was in the stockholders' best interests? Was the Board's response to let the stockholders know that a proposal had been made? Was the Board's response to make any response or counteroffer to the possible buyer? The answer seems to be "no" to all of the above. Of course, such a sale might threaten the Board members' position of power. (Somehow the words "management entrenchment" come to my mind.)

         Litigation is distractive and costly, and whenever possible should be avoided. When I questioned one Board member about the pending lawsuit, his response was he was ready to "go to war." I guess he's ready to spend our company's money to the last dollar in order to defend his principles on non-response.

         I served on the board of directors of Heartland Bancshares, Inc. in Herrin, Illinois. I have lived in Carbondale, Illinois for the last 35 years and have been in the real estate investment business for more than 30 years.

         In my view, simple courtesy demands a response.(1) I feel that prudent business policy demands you analyze a possible sale proposal. Maybe we should sell, maybe we should stay the course. But whatever we do, we should let the stockholders know what is happening. Obviously, letting us know would not have hurt negotiations. While I would not expect management to comment specifically on negotiations, CSB wasn't negotiating with anyone given its lack of response. Call me old-fashioned, but I like to think that the stockholders own and have input in their company.

         So you know, I am seriously contemplating the possibility of soliciting your proxy to vote your CSB shares at the next annual meeting of stockholders, which should be held in January, 2000. If I solicit your proxy to vote your shares, it would be in opposition to the Board of Directors and I also would nominate my own slate of directors for election as well as make a proposal for shareholders to consider. I am hopeful that our Board of Directors will instead meet with me to resolve my concerns and avoid a possible election contest.

                                                 Sincerely,




                                                 Barrett Rochman


IM-269050-3


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         (1) A courteous response to inquiries seems to be a problem with this bank. I sent a letter more than a month ago in an effort to arrange a meeting with the board of directors to discuss my concerns. To date, I have not received a response from CSB.